Exhibit 5.1

MetaOptics Ltd

81 Ayer Rajah Crescent

#01-45

Singapore 139967

18 May 2026

MetaOptics Ltd

We have acted as Cayman Islands legal advisers to MetaOptics Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date relating to the following:

(a)	the initial public offering in the United States by the Company (the “Offering”) pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representatives (the “Representatives”) of the underwriters named on Schedule A therein of 4,000,000 American depositary shares (the “ADSs”) representing 48,000,000 ordinary shares of a par value of S$0.00000025 each in the Company (the “Ordinary Shares”) or 4,600,000 ADSs representing 55,200,000 Ordinary Shares (including 600,000 ADSs representing 7,200,000 Ordinary Shares issuable upon exercise of an over-allotment option granted by the Company to the underwriters (collectively, the “IPO Shares”);

(b)	the warrants to be issued to the Representatives to purchase a number of ADSs representing the Ordinary Shares equal to 3.0% of the aggregate number of ADSs sold in the Offering (the “Representative’s Warrants”); and

(c)	the 1,440,000 Ordinary Shares represented by 120,000 ADSs that may be issued upon the exercise of the Representative’s Warrants (or 1,656,000 Ordinary Shares that may be issued upon the exercise of the Representative’s Warrants if the underwriters exercise their over-allotment option in full) (the “Warrant Shares”).

The ADSs will be issued in accordance with a deposit agreement to be entered into among the Company, JPMorgan Chase Bank, N.A. (the “Depositary”) as the depositary and the owners and holders of the ADSs evidenced by the American Depositary Receipts issued thereunder.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 March 2025 and the certificate of incorporation on change of name of the Company dated 2 July 2025 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 27 June 2025 (the “Prior Memorandum and Articles”).

1.3	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 10 April 2026 (the “Current Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 19 March 2026(the “Directors’ Resolutions”).

1.5	The certified extract of the minutes (the “EGM Minutes”) of the extraordinary general meeting of the Company held on 10 April 2026 (the “EGM”).

1.6	A certificate of good standing dated 1 April 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.8	The Registration Statement.

1.9	A draft of the Underwriting Agreement.

1.10	A draft form of the Representative’s Warrants to purchase ADSs representing Ordinary Shares (the “Warrant Document” and together with the Underwriting Agreement, the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “New York Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the New York Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the federal and state courts in the Borough of Manhattan in The City of New York (the “New York Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the New York Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Transaction Documents.

2.9	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	The Company will receive money or money’s worth in consideration for the issue of the IPO Shares and the Warrant Shares and none of the IPO Shares and the Warrant Shares will be issued for less than par value.

2.11	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.5 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the IPO Shares, the Warrant Shares or the Representative’s Warrants.

3	Opinions

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is, and with effect immediately prior to the completion of the Offering of the ADSs representing the IPO Shares, will be S$50,000 divided into 200,000,000,000 ordinary shares of a par value of S$0.00000025 each.

3.3	The issue of the IPO Shares, the Representative’s Warrants and the Warrant Shares upon exercise of the Representative’s Warrants have been duly authorised and when issued and paid for as contemplated in the Registration Statement and the Transaction Documents, the IPO Shares and the Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Transaction Documents, including the issue of the IPO Shares, the Warrant Shares, the ADSs and the Warrants as contemplated by the Registration Statement and the Transaction Documents, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents pursuant to the Directors’ Resolutions for and on behalf of the Company, the Transaction Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Taxation - Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (“BOT Act”).

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under the Companies Act (As Revised) (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.6	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.7	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation - Cayman Islands Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP